FOR IMMEDIATE RELEASE

March 22, 2007

Contact:

Rosemarie Faccone

Susan Jordan

(732) 577-9996

MONMOUTH CAPITAL CORPORATION

ANNOUNCES NEW ACQUISITION

Freehold, NJ, March 22, 2007………….Monmouth Capital Corporation (NASDAQ/MONM) is pleased to announce the acquisition of an 84,600 square foot industrial building located at 5313 Majestic Parkway, Cuyahoga County, Bedford Heights, Ohio, at a purchase price of approximately $6,200,000.  The property is net-leased to Federal Express Corporation through August 31, 2013.

The building, which was constructed in 1998, was purchased from Jones Cleveland LLC, a Missouri limited liability company.

Eugene W. Landy, President, expressed his satisfaction to be working once again with the Jones Development Company group of industrial property developers, and added, “It is with great pride that we welcome this Federal Express facility to our impressive list of properties”.

Monmouth Capital Corporation (MONM) is part of a family of REITs including UMH Properties, Inc. (AMEX:UMH), which invests in manufactured home communities, and Monmouth Real Estate Investment Corporation (NASDAQ:MNRTA), which invests in net-leased industrial properties on long-term leases to investment grade tenants.  MONM has operated as a public company since 1961, pursuing real estate opportunities that are outside the scope of the specialized areas of UMH and MREIC, or are otherwise declined by UMH and MREIC.

The Company’s equity portfolio now consists of 13 industrial properties located in Florida, Georgia, Illinois, Ohio, Pennsylvania, Tennessee, Texas, Virginia, New Jersey, New York and Minnesota.  In addition, the Company owns a portfolio of REIT securities.

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